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Exhibit 21.1

SUBSIDIARIES OF MADRIGAL PHARMACEUTICALS, INC.

Synta Securities Corp., a Massachusetts securities corporation

Synta Limited Incorporated, a United Kingdom company

Synta Pharmaceuticals (Bermuda) Ltd., a Bermuda company

Canticle Pharmaceuticals, Inc., a Delaware corporation

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  Exhibit 21.1
SUBSIDIARIES OF MADRIGAL PHARMACEUTICALS, INC.